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                                                                      EXHIBIT 99


             RAWLINGS ANNOUNCES SETTLEMENT OF TAX SHARING AGREEMENT INCREASING BOOK VALUE PER SHARE BY ABOUT $1 PER SHARE


Fenton, Missouri, September 19, 2002 - Rawlings Sporting Goods Company, Inc. (NASDAQ: RAWL) announced today that it has executed an agreement with Tyco International, the successor company to Figgie International, Inc., Rawlings' former parent, to terminate the tax sharing agreement between the two companies. The tax sharing agreement was established in 1994 when Figgie divested itself of Rawlings through a public offering of common stock.

The tax sharing agreement provided for Figgie to share in certain possible future tax benefits, which resulted in Rawlings recording a long-term liability. Rawlings and Tyco have agreed to terminate the tax sharing agreement in return for a $1.0 million payment from Rawlings to Tyco, payable in two equal $500,000 installments in November, 2002 and May, 2003. As a result of the settlement, Rawlings is relieved of its long-term tax sharing liability. The elimination of this long-term liability for Rawlings is expected to add approximately $8.3 million to existing Rawlings shareholders' equity, or roughly $1 per share.

Commenting on the agreement, Bill Lacey, Rawlings CFO noted, "We are delighted that in resolving this agreement we are able to improve the book value of our company as well as our long term cash flow, while also making it easier for investors to analyze Rawlings balance sheet."

Continuing on, Mr. Lacey noted, "The transaction is not an income statement item but solely a balance sheet transaction. We expect to announce our fiscal year 2002 final results in October. Consistent with prior guidance, we continue to expect a significant earnings improvement in our fourth quarter ending August 31, 2002, as compared to fourth quarter fiscal year 2001, yielding a significant earnings increase for all of fiscal year 2002."

Rawlings is a leading marketer and manufacturer of baseball equipment and other sporting goods in the United States. Rawlings is the official baseball of Major League Baseball, Minor League Baseball and the NCAA College World Series. Over half of Major League players use a Rawlings' glove, including such stars as Derek Jeter, Alex Rodriguez, Nomar Garciaparra, Ken Griffey, Jr., and Pedro Martinez. Over one third of Major League players use a Rawlings bat. Eight Major League teams also wear Rawlings uniforms.

Certain information contained in this press release are forward looking statements that involve risks and uncertainties such as the Company's plans to achieve targeted sales and gross margin increases, reduce expenses through various actions, improve operating income, increase EBITDA and earnings per share, and execute new plans successfully. It is important to note that actual results could differ materially from those expressed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, changes in customer buying patterns, a general economic slowdown, lower retail sell rates for the Company's products, changes in the Company's financial position, a dramatic increase in raw materials prices such as leather and changes in the competitive environment. Other risks and uncertainties are detailed from time to time in the Company's SEC filings, including the Company's Report on Form 10-K filed for the year ended August 31, 2001.